Exhibit 107

Calculation of Filing Fee Tables

S-3

(Form Type)

Pluri Inc.

(Exact Name of Registrant
as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit (1)		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Shares, $0.0001 par value per share (2)(3)	457	(c)	16,311,800	$0.74	(4)	$12,070,732	0.0001102	$1,330.19
	Total Offering Amounts							$12,070,732		$1,330.19
	Total Fees Previously Paid									--
	Total Fee Offsets									--
	Net Fee Due									$1,330.19

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices for a share of the Registrant’s common shares as reported on the Nasdaq Global Market on May 25, 2023, which date is a date within five business days of the filing of this registration statement.

(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)	All 8,155,900 common shares and 8,155,900 common shares issuable upon the exercise of warrants are to be offered for resale by the selling shareholders named in the prospectus contained in this Registration Statement on Form S-3.

(4)	Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low sales price of the Registrant’s common shares as reported on the Nasdaq Global Market on May 25, 2023.